Exhibit 10.11

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made this          day of October, 2007, by and between RoomStore, Inc., a Virginia corporation (the “Corporation”), and                      (the “Director”). The Corporation and the Director are collectively referred to in this Agreement as the “Parties”.

WHEREAS, the Director serves or has agreed to serve as a director of the Corporation;

WHEREAS, the Director is or will be performing a valuable service for the Corporation;

WHEREAS, the shareholders of the Corporation have adopted Amended and Restated Articles of Incorporation (the “Articles”), Article VI of which provides for the indemnification of the directors of the Corporation (“Article VI”);

WHEREAS, in addition to Article VI, Sections 13.1-692 and Sections 13.1-697 through 3.1-703 of the Virginia Stock Corporation Act, as amended (the “State Statute”), limit the liability of directors and provide for the indemnification of directors;

WHEREAS, Section 3 of Article VI empowers the Board of Directors, by a majority vote of disinterested directors, to enter into a contract to indemnify any director in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract;

WHEREAS, the Board of Directors, by a unanimous vote of all directors on October 9, 2007, authorized and directed that the Corporation enter into separate indemnification contracts with each of the members of the Board of Directors;

WHEREAS, Section 10 of Article VI provides that the rights to indemnification provided in Article VI (i) shall not be exclusive of any other rights to which a director may be entitled, and (ii) shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws or other arrangements approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of such agreements, bylaws or arrangements);

WHEREAS, recent developments with respect to the application, amendment and enforcement of statutory and bylaw indemnification provisions generally have raised questions concerning the adequacy and reliability of the protection afforded to directors thereby; and

WHEREAS, in order to resolve such questions and thereby induce the Director to serve and to continue to serve as a member of the Board of Directors of the Corporation, the Corporation has determined and agreed to enter into this Agreement with the Director.

NOW, THEREFORE, in consideration of the Director’s willingness to serve and continue to serve as a director, the Parties have entered into this Agreement.

1. Indemnification of Director. The Corporation shall hold harmless and indemnify the Director as set forth in this Agreement and to the fullest extent authorized or permitted by the provisions of the Articles, the Company’s Amended and Restated ByLaws (the “ByLaws”) and the State Statute, or by any amendment thereof, or any other statutory provisions authorizing or permitting indemnification presently in existence or which may be adopted after the date of this Agreement if the Director (i) conducted himself or herself in good faith; and (ii) believed (a) in the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in its best interests; and (b) in all other cases, that his or her conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In this regard and regardless of any amendment or repeal of Article VI of the Articles, the Corporation agrees to indemnify the Director and to hold the Director harmless from and against any and all actual or threatened claims, investigations, actions, appeals and other proceedings, whether civil, criminal, administrative or otherwise and including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation (any such claim, threat, investigation, action, appeal or other proceeding hereinafter referred to as a “Proceeding”), damages, judgments, penalties, fines, losses, liabilities, settlement amounts, costs and expenses (including, without limitation, reasonable legal fees, costs and disbursements) (collectively, “Losses”) incurred, suffered or expended by or on behalf of, or threatened against, the Director with respect to any action or inaction taken in the course of (w) the Director’s nomination and standing for election as a director of the Corporation, (x) if elected a director of the Corporation, the Director’s duties as a director of the Corporation and any of its subsidiaries, including without limitation any such Proceeding or Loss to which the Director may become subject under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any state securities, takeover or corporate law, or any other federal or state law or regulation or at common law, (y) the Director’s duties as an officer, employee or agent of the Corporation and any of its subsidiaries (if he or she serves in those capacities), and (z) the Director’s duties as a director, trustee, partner, officer, employee, or agent of any subsidiary of the Corporation, or of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise if serving in those capacities at the request of the Corporation. If the Director is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of any Losses in respect of a Proceeding but not, however, for the total amount of the Losses, the Corporation will nevertheless indemnify the Director for the portion of the Losses to which the Director is entitled. Payment of any indemnification pursuant to this Section 1 shall be made within thirty (30) business days after request by the Director therefor. If requested by the Director, payment of indemnification for any Losses shall be made as the same are incurred notwithstanding that the Proceeding with respect to which the Losses were incurred has not been finally determined.

2. Limitations on Indemnity. No indemnity pursuant to Section 1 shall be paid by the Corporation:

2.1 If the Director engaged in willful misconduct or a knowing violation of criminal law;

2.2 With respect to remuneration paid to the Director if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

2.3 On account of any suit in which judgment is rendered against the Director for an accounting of profits made from the purchase or sale by the Director of securities of the Corporation pursuant to the provisions of Section 16(b) of the Exchange Act, if applicable, and the rules and regulations promulgated thereunder or similar provisions of any federal, state or local statutory law; or

2.4 If a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful;

provided, however, notwithstanding any other provision of this Agreement to the contrary, to the extent the Director has been successful on the merits or otherwise in defense of any or all actions relating in whole or in part to a Proceeding for which indemnification may be provided under this Agreement or in defense of any issue or matter therein, including dismissal without prejudice, the Director shall be indemnified against all Losses incurred in connection with the Proceeding.

3. Determination of Right to Indemnification. Any indemnification under Section 1 (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific Proceeding upon a determination that indemnification of the Director is proper under the circumstances because the Director has met the standard of conduct set forth in Section 1(i), 1(ii) or 1(iii). The determination shall be made as follows:

3.1 If there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

3.2 By special legal counsel (which may include outside counsel regularly used by the Corporation so long as such counsel is not involved in the Proceeding in question) (a) selected in the manner set forth in Section 3.1; or (b) if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection directors who do not qualify as disinterested directors may participate;

3.3 By the shareholders, but shares owned by or voted under control of the Director may not be voted on the determination.

Any evaluation as to the reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, that evaluation as to the reasonableness of expenses shall be made by those entitled under Section 3.2 to select special legal counsel.

Notwithstanding anything to the contrary in this Section 3, in the event there has been a change in the composition of a majority of the Board of Directors after the date of this Agreement, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Agreement shall be made by special legal counsel agreed upon by the Board of Directors and the Director. If the Board of Directors and the Director are unable to agree upon that special legal counsel, the Board of Directors and the Director shall each select a nominee, and the nominees shall select the special legal counsel.

Notwithstanding a determination by any forum listed in this Section 3 that the Director is not entitled to indemnification with respect to a specific Proceeding, the Director shall have the right to apply to the court in which that Proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Director’s right to indemnification pursuant to this Agreement.

4. Continuation of Indemnification. All agreements and obligations of the Corporation contained in this Agreement shall continue during the period the Director is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, and shall continue thereafter so long as the Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that the Director was a director of the Corporation or serving in any other capacity referred to in this Agreement.

5. Notification and Defense of Claim. As soon as practicable after receipt by the Director of notice of the commencement of any Proceeding, the Director will, if a claim with respect thereto is to be made against the Corporation under this Agreement, notify the Corporation of the commencement of the Proceeding; however, the failure to so notify the Corporation will not relieve it from any liability which it may have to the Director under this Agreement or otherwise, except to the extent the Corporation is materially and adversely prejudiced or affected by that failure. With respect to any Proceeding as to which the Director notifies the Corporation of the commencement thereof:

5.1 The Corporation and its subsidiaries will be entitled to participate therein at their own expense; and

5.2 Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified, if applicable, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Director. After notice from the Corporation to the Director of its election to assume the defense thereof, the Corporation will not be liable to the Director under this Agreement for any legal or other expenses subsequently incurred by the Director in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Director shall have the right to employ his or her own separate counsel in the Proceeding, but the fees and expenses of that counsel incurred after notice from the Corporation of its assumption of the defense of the Proceeding shall be at the expense of the Director unless (i) the employment of counsel by the Director has been authorized by the Corporation, (ii) the Director shall have reasonably concluded that there may be a conflict of interest between the Corporation and the Director in the conduct of the defense of the Proceeding, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of the Proceeding, in each of which cases the reasonable fees and expenses of the Director’s counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Corporation or as to which the Director shall have made the conclusion provided for in (ii) above.

5.3 The Corporation shall not be liable to indemnify the Director under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Corporation shall not settle any Proceeding in any manner which would impose any penalty or liability on the Director without the Director’s written consent. Neither the Corporation nor the Director will unreasonably withhold its consent to any proposed settlement.

6. Advancement of Expenses. Notwithstanding the provisions of Section 1, the Corporation agrees to reimburse the Director within ten (10) business days after written request therefor, and in advance of the final determination of any matter for which a claim for indemnification may be made pursuant to this Agreement, to the fullest extent permitted by law for any reasonable legal or other expenses incurred by the Director either in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Proceeding arising in any manner out of or in connection with serving or acting as a director of the Corporation including, without limitation, as described in Sections 1(w) through 1(z), and in connection with the enforcement of this Agreement and the indemnification obligations set forth in this Agreement if the Director furnishes the Corporation with (a) a written statement of his or her belief that he or she has met the standard of conduct set forth in Section 1(i), 1(ii) or 1(iii); and (b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet that standard of conduct. In addition, if requested by the Director, the Corporation shall, within ten (10) business days after request therefor, advance to the Director any reasonable legal or other expenses which the Director reasonably anticipates he or she will incur. Authorizations of payments under this Section 6 shall be made as specified in Section 3.

Notwithstanding a determination by any forum listed in Section 3 that the Director is not entitled to the reimbursement or advancement of reasonable and other expenses with respect to a specific Proceeding, the Director shall have the right to apply to the court in which that Proceeding is or was pending or any other court of competent jurisdiction, for an order directing the Corporation to make advances or reimbursement for reasonable legal and other expenses

7. Repayment of Expenses. The Director agrees that the Director will promptly, upon demand, reimburse the Corporation for all reasonable expenses paid by the Corporation pursuant to Section 6 in defending any Proceeding against the Director in the event and to the extent that it shall be ultimately determined that the Director is not entitled to be indemnified by or receive contribution from the Corporation for those expenses under the provisions of this Agreement, the Articles, the Bylaws, the State Statute or otherwise.

8. Contribution. If indemnification is not available to the Director under the provisions of this Agreement for any reason, the Director shall nevertheless be entitled to contribution toward Losses. That contribution shall be (i) in such proportion as is appropriate to reflect the relative benefits received by the Director and the Corporation resulting from the Director serving as a director of the Corporation, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in that proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Director on the one hand and the Corporation on the other, in connection with the Proceeding or other action, event or omission which resulted in the Losses, as well as any other relevant equitable considerations. The Director and the Corporation agree that it would not be equitable if the amount of the contribution was determined by pro rata or per capital allocation. The determination of relative benefits and, if applicable, relative faults as set forth above shall be made by the Corporation in good faith.

9. Enforcement

9.1 The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation by this Agreement in order to induce the Director to serve and continue to serve as a director of the Corporation and any of its subsidiaries, and acknowledges that the Director is relying upon this Agreement. In connection with any determination as to whether the Director is entitled to be indemnified or reimbursed for or advanced legal and other expenses under this Agreement, the burden of proof will be on the Corporation to establish that the Director is not so entitled.

9.2 In the event the Director is required to bring any action to enforce his or her rights or to collect monies due under this Agreement and is successful in the action, the Corporation shall reimburse the Director for all of the Director’s reasonable fees and expenses in bringing and pursuing the action, including reasonable attorney’s fees.

10. Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision of this Agreement shall be held to be invalid or unenforceable for any reason, that invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement.

11. Governing Law; Binding Effect; Amendment

11.1 This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

11.2 This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

11.3 The terms of this Agreement may be amended or modified only an instrument in writing signed by the Parties.

12. No Presumption. For purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that the Director did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

13. Liability Insurance. To the extent the Corporation maintains an insurance policy or policies providing directors’ liability or errors and omissions insurance, the Corporation will use its best efforts to cause the Director to be covered by that policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Director of the Corporation.

14. Reservation of Rights. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to indemnification to which the Director may be entitled under any statute, certificate or articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and shall continue after the Director has ceased to be a director.

15. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Corporation against the Director or the Director’s spouse, estate, heirs, executors or personal representatives after the expiration of two years from the date of accrual of the cause of action, and any claim or cause of action of the Corporation shall be extinguished and deemed released unless asserted by the timely filing of a legal action within that two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, that shorter period shall govern.

16. Limitation on Liability. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, the Director shall not be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the date of this Agreement, except for liability resulting from the Director having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

17. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests, or approvals, required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic or facsimile transmission (with receipt thereof confirmed), or five (5) calendar days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service addressed to the Corporation (to the attention of the President or the Secretary of the Corporation) at its address set forth below and to the Director at his or her address set forth below, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that the notices of changes of address will be effective only upon receipt.

18. Waiver. No waiver or discharge of any provision of this Agreement or a breach of any provision of this Agreement shall be effective unless the waiver or discharge is agreed to in writing and signed by the party to be charged. Any waiver on the part of either party of any right or interest under this Agreement shall not constitute the waiver of any other right or interest or any subsequent waiver of that right or interest. The failure of either party at any time to require performance of any provision of this Agreement shall not affect the right of that party to require full performance of that provision at any time thereafter. Any waiver of either party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of that provision and shall not nullify the effectiveness of that provision. The failure by either party to give notice of a breach of any provision of this Agreement shall not constitute a waiver of that breach.

19. Captions; References. The captions throughout this Agreement are for convenience only and are not intended to limit or be used in the interpretation of the provisions of this Agreement. References in this Agreement to sections are references to Sections of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Indemnification Agreement on and as of the day and year first above written.

Corporation:	RoomStore, Inc.

	By:	/s/ Curtis C. Kimbrell, III
Curtis C. Kimbrell, III, President

12501 Patterson Ave. Richmond, Virginia 23238 Telephone: (804) - Facsimile: (804) - Email: ckimbrell@roomstore.com

Director:

Name:

Telephone: ( ) - Facsimile: ( ) - Email: